Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 10, 2017.

Pricing Supplement dated October , 2017 to the Product Prospectus Supplement MLN-EI-1 dated June 30, 2016 and Prospectus Dated June 30, 2016

The Toronto-Dominion Bank

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Market Linked Securities - Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Dow Jones Industrial Average® due November 2, 2022

The Toronto-Dominion Bank (“TD” or “we”) is offering the Principal at Risk Securities (the “Securities”) linked to the Dow Jones Industrial Average® (the “Reference Asset”) described below.

If the level of the Reference Asset increases from the Initial Level to the Final Level, at maturity, investors will receive the Principal Amount plus a positive return reflecting 120% to 130% (to be determined on Pricing Date) leveraged participation in the positive return of the Reference Asset. If the level of the Reference Asset remains flat or decreases from the Initial Level to the Final Level but the decrease is not more than 30%, at maturity, investors will receive only the Principal Amount. However, if the level of the Reference Asset decreases from the Initial Level to the Final Level by more than 30%, at maturity, investors will have full exposure to the decrease in the level of the Reference Asset and will lose more than 30%, and possibly all, of the Principal Amount. Specifically, investors will lose 1% of the Principal Amount for each 1% decrease from the Initial Level to the Final Level and may lose all of the Principal Amount. Any payments on the Securities are subject to our credit risk.

The Securities are unsecured and are not savings accounts or insured deposits of a bank. The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

The Securities will not be listed on any securities exchange. The Securities will not bear interest.

The Payment at Maturity will be greater than the Principal Amount only if the Percentage Change (as defined herein) is greater than zero. The Securities do not guarantee the return of the Principal Amount and investors may lose all of their investment in the Securities.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-EI-1 dated June 30, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Securities in book-entry only form through the facilities of The Depository Trust Company on or about November 2, 2017, against payment in immediately available funds.

The estimated value of the Securities on the Pricing Date is expected to be between $910.00 and $950.00 per Security, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-9 and “Additional Information Regarding Our Estimated Value of the Securities” on page P-23, respectively. The estimated value is expected to be less than the public offering price of the Securities.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Security	$1,000.00	$37.50	$962.50
Total	$	$	$

1 Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $962.50 (96.25%) per Security.

2 The Agents may receive a commission of up to $37.50 (3.75%) per Security and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Securities, or will offer the Securities directly to investors. The Agents may resell the Securities to other securities dealers at the Principal Amount less a concession not in excess of $25.00 per Security. Such securities dealers may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”). The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $1.20 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA. TD will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest) –Selling Restrictions” on page P-21 of this pricing supplement.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC
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Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities
Type of Security:	Market Linked Securities - Leveraged Upside Participation and Contingent Downside
Term:	Approximately 5 years
Reference Asset:	Dow Jones Industrial Average® (Bloomberg Ticker: INDU)
CUSIP / ISIN:	89114QJT6 / US89114QJT67
Agents:	TDS and Wells Fargo Securities. The Agents may receive a commission of up to $37.50 and may resell the Securities to other securities dealers, including securities dealers acting as custodians, at the Principal Amount less a concession of not in excess of $25.00 per Security. Such securities dealers may include WFA, an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $1.20 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA.
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Security
Pricing Date:	October 30, 2017
Issue Date:	November 2, 2017
Valuation Date:	October 26, 2022, subject to postponement for market disruption events and non-trading days, as described under “Additional Terms of Your Securities—Market Disruption Events” in this pricing supplement.
Maturity Date:	November 2, 2022. If the Valuation Date is postponed, the Maturity Date will be the later of (i) November 2, 2022 and (ii) the third business day after the postponed Valuation Date.
Payment at Maturity:

If the Final Level is greater than the Initial Level (the Percentage Change is positive), then an investor will receive an amount per Security equal to:

Principal Amount + (Principal Amount x Percentage Change x Leverage Factor).

If the Final Level is equal to or less than the Initial Level, but greater than or equal to the Threshold Level (the Percentage Change is 0% or negative but not below -30%), then an investor will receive an amount per Security equal to:

Principal Amount.

If the Final Level is less than the Threshold Level (the Percentage Change is negative and below -30%), then an investor will receive less than the Principal Amount, if anything, calculated using the following formula:

Principal Amount + Principal Amount x Percentage Change.

If the Final Level is less than the Threshold Level, investors will have full exposure to the decrease in the level of the Reference Asset and will lose more than 30%, and possibly all, of the Principal Amount. Specifically, investors will lose 1% of the Principal Amount for each 1% decrease from the Initial Level to the Final Level and may lose all of the Principal Amount.

All amounts used in or resulting from any calculation relating to the Securities, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

Leverage Factor:	Expected to be between 120% - 130%, to be determined on the Pricing Date
Threshold Level:	A level that will be equal to 70% of the Initial Level, to be determined on the Pricing Date

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Percentage Change:	(Final Level – Initial Level) / Initial Level, expressed as a percentage
Initial Level:	The closing level of the Reference Asset on the Pricing Date
Final Level:	The closing level of the Reference Asset on the Valuation Date
Closing Level of the Reference Asset:	The closing level of the Reference Asset will be the official closing level of the Reference Asset or any successor index (as defined in the accompanying product prospectus supplement) published by the Index Sponsor (as defined in the accompanying product prospectus supplement) on any trading day for the Reference Asset.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
Trading Day:

For purposes of the Securities, the definition of “trading day” set forth in the product prospectus supplement is superseded.  For purposes of the Securities, a “trading day” means a day, as determined by the Calculation Agent, on which (i) the relevant stock exchanges with respect to each security underlying the Reference Asset are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Reference Asset means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent. The “related futures or options exchange” for the Reference Asset means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.

U.S. Tax Treatment:	By purchasing a Security, each holder agrees, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Reference Asset. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization and the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Securities.
Calculation Agent:	TD
Listing:	The Securities will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

The Pricing Date, the Issue Date, the Valuation Date and the Maturity Date are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Securities.

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Investor Considerations

We have designed the Securities for investors who:

▪	seek 120% to 130% (to be determined on the Pricing Date) exposure to the upside performance of the Reference Asset if the Final Level is greater than the Initial Level;
▪	desire a payment equal to of the Principal Amount at maturity if the Final Level is equal to or greater than the Threshold Level (the Percentage Change is 0% or negative, but not below -30%);
▪	understand that if the Final Level is less than the Threshold Level, they will have full exposure to the decrease in the level of the Reference Asset and will lose more than 30%, and possibly all, of the Principal Amount;
▪	are willing to forgo interest payments on the Securities and dividends on securities comprising the Reference Asset (the “Reference Asset Constituents”);
▪	are willing to accept the credit risk of TD;
▪	seek exposure to the Reference Asset generally and the Reference Asset Constituents specifically; and
▪	are willing to hold the Securities until maturity.

The Securities are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
▪	seek full return of the Principal Amount at maturity and are unwilling to accept the risk that, if the Final Level is less than the Threshold Level, they will lose more than 30%, and possibly all, of the Principal Amount;
▪	are unwilling to purchase securities with an estimated value that, as of the Pricing Date, is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover page;
▪	seek current income in the form of interest payments on the Securities or dividends on the Reference Asset Constituents;
▪	seek exposure to the Reference Asset but are unwilling to accept the risk/return trade-offs inherent in the Payment at Maturity for the Securities;
▪	are unwilling to accept the credit risk of TD;
▪	do not seek exposure to the Reference Asset generally or the Reference Asset Constituents specifically; or
▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC
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Additional Terms of Your Securities

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Securities vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-EI-1 dated June 30, 2016: https://www.sec.gov/Archives/edgar/data/947263/000089109216015847/e70323_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

Market Disruption Events. For purposes of the Securities, the definition of “market disruption event” and the postponement provisions set forth in the product prospectus supplement are superseded. For purposes of the Securities, a “market disruption event” with respect to the Reference Asset means, any of the following events as determined by the Calculation Agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Reference Asset or any successor index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.
(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the Reference Asset or any successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.
(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Reference Asset or any successor index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.
(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset or any successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.
(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the Reference Asset or any successor index are traded or any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.
(F)	The relevant stock exchange for any security underlying the Reference Asset or successor index or any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	the relevant percentage contribution of a security to the level of the Reference Asset or any successor index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Reference Asset or successor index, in each case immediately before the occurrence of the market disruption event;

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(2)	the “close of trading” on any trading day for the Reference Asset or any successor index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the Reference Asset or successor index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Reference Asset or successor index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Reference Asset or successor index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;
(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for the Reference Asset or any successor index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and
(4)	an “exchange business day” means any trading day for the Reference Asset or any successor index on which each relevant stock exchange for the securities underlying the Reference Asset or any successor index and each related futures or options exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If the originally scheduled Valuation Date is not a trading day, the Valuation Date will be postponed to the next succeeding trading day. If a market disruption event occurs or is continuing on the Valuation Date, then the Valuation Date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled Valuation Date, that eighth trading day shall be deemed to be the Valuation Date. If the Valuation Date has been postponed eight trading days after the originally scheduled Valuation Date and a market disruption event occurs or is continuing on such eighth trading day, the Calculation Agent will determine the closing level of the Reference Asset on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Reference Asset last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in the Reference Asset. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.

Unavailability of the Level of the Reference Asset. In addition to the provisions set forth under “Unavailability of the Level of the Reference Asset” beginning on page PS-18 of the accompanying product prospectus supplement, the following provision will also apply for purposes of the Securities:

If on the Valuation Date the Index Sponsor fails to calculate and announce the level of the Reference Asset, the Calculation Agent will calculate a substitute closing level of the Reference Asset in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the failure, but using only those securities that comprised the Reference Asset immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” above shall apply in lieu of the foregoing.

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Additional Risk Factors

The Securities involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Securities. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Securities and the suitability of the Securities in light of their particular circumstances.

Principal at Risk.

If the Final Level is less than the Threshold Level, investors in the Securities will lose more than 30%, and possibly all, of their Principal Amount. Specifically, if the Final Level is less than the Threshold Level, investors will lose 1% of the Principal Amount of their Securities for each 1% that the Final Level is less than the Initial Level and may lose all of the Principal Amount. For example, if the Reference Asset has declined by 30.1% from the Initial Level to the Final Level, you will not receive any benefit of the contingent downside feature and you will lose 30.1% of the Principal Amount per Security.

The Securities Do Not Pay Interest and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.

Although the return on the Securities will be based on the performance of the Reference Asset, the payment of any amount due on the Securities is subject to TD’s credit risk. The Securities are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Securities on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Securities.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Securities will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, because an affiliate of Wells Fargo Securities is to conduct hedging activities for us in connection with the Securities, that affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Securities to you in addition to the compensation they would receive for the sale of the Securities.

There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange. The Agents and their respective affiliates may make a market for the Securities; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial.

If you sell your Securities before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the level of the Reference Asset, and as a result, you may suffer substantial losses.

If the Level of the Reference Asset Changes, the Market Value of Your Securities May Not Change in the Same Manner.

Your Securities may trade quite differently from the performance of the Reference Asset. Changes in the level of the Reference Asset may not result in a comparable change in the market value of your Securities. Even if the level of the Reference Asset increases above the Initial Level during the life of the Securities, the market value of your Securities may not increase by the same amount and could decline.

The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other than the Valuation Date.

The Final Level will be based on the closing level of the Reference Asset on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the Reference Asset dropped precipitously on the Valuation Date, the Payment at Maturity for your Securities may be significantly less than it would have been had the Payment at Maturity been linked to the closing level of the Reference Asset prior to such drop in the level of the Reference Asset. Although the actual level of the

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Reference Asset on the Maturity Date or at other times during the life of your Securities may be higher than its level on the Valuation Date, you will not benefit from the closing level of the Reference Asset at any time other than the Valuation Date.

You Will Not Have Any Rights to the Reference Asset Constituents and the Reference Asset only Reflects Price Return.

As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset Constituents would have. Furthermore, the Reference Asset measures price return only and is not a total return index or strategy, meaning the Final Level will not reflect any dividends paid on the Reference Asset Constituents.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Securities, we mean the value that you could receive for your Securities if you choose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Securities, including:

•	the level of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Reference Asset;
•	the dividend rates, if applicable, of the Reference Asset Constituents;
•	economic, financial, regulatory and political, military or other events that may affect the level of the Reference Asset;
•	interest rates in the market;
•	the time remaining until the Securities mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Securities before maturity, including the price you may receive for your Securities in any market-making transaction.

Past Reference Asset Performance is No Guide to Future Performance.

The actual performance of the Reference Asset over the life of the Securities, as well as the Payment at Maturity, may bear little relation to the historical closing levels of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Securities. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Securities, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.

The Index Sponsor, as defined under Information Regarding the Reference Asset, is not an affiliate of ours and will not be involved in any offerings of the Securities in any way. Consequently, we have no control of any actions of the Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the Closing Level of the Reference Asset and, therefore, the Payment at Maturity. The Index Sponsor does not have any obligation of any sort with respect to the Securities. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities. None of our proceeds from any issuance of the Securities will be delivered to the Index Sponsor, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.

The Business Activities of the Issuer or its Affiliates May Create Conflicts of Interest.

We and our affiliates expect to engage in trading activities related to the Reference Asset or any Reference Asset Constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interests in the Securities and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers and in accounts under our or their management. These trading activities, if they influence the level of the Reference Asset, could be adverse to the interests of the holders of the Securities. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Asset Constituents (the “Reference Asset Constituent Issuers”), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or

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one or more of our affiliates’ obligations and your interests as a holder of the Securities. Moreover, we. and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset and/or any Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset, and, therefore, the market value of the Securities.

Hedging Activities May Adversely Affect the Market Value of the Securities.

We and any third party with whom we may enter into hedging arrangements with respect to the Securities may hedge by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Asset and/or the price(s) of the Reference Asset Constituent(s), and may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. We or these third parties may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the price of the Reference Asset and/or the Reference Asset Constituents. These trading activities may present a conflict between the holders’ interest in the Securities and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Securities.

Estimated Value

The Estimated Value of Your Securities Is Expected to Be Lower Than the Public Offering Price of Your Securities.

The estimated value of your Securities on the Pricing Date is expected to be lower, and may be significantly lower, than the public offering price of your Securities. The difference between the public offering price of your Securities and the estimated value of the Securities reflects costs and expected profits associated with selling and structuring the Securities, as well as hedging our obligations under the Securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.

The estimated value of your Securities on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Securities to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Securities is expected to increase the estimated value of the Securities at any time.

The Estimated Value of the Securities Is Based on Our Internal Pricing Models; These May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Securities on the Pricing Date is based on our internal pricing models. Our pricing models take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of the Securities in the secondary market. As a result, the secondary market price of your Securities may be materially lower than the estimated value of the Securities determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.

The estimated value of the Securities will not be a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time may be based on pricing models that differ from our pricing models and will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market and do not take into account our various costs and expected profits associated with selling and structuring the Securities, as well as hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the public offering price of your Securities. As a result, the price at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market (if the Agents make a market in the Securities, which they are not obligated to do) may exceed our estimated value of the Securities on the Pricing Date, as well as the secondary market value of the Securities, for a temporary period after the issue date of the Securities, as discussed further under “Additional Information Regarding Our Estimated Value of the Securities”. The price at which the Agents may initially buy or sell the Securities in the secondary market may not be indicative of future prices of your Securities.

The Valuation Date, and Therefore the Maturity Date, May be Postponed In the Case of a Market Disruption Event.

The Valuation Date, and therefore the Maturity Date, may be postponed in the case of a Market Disruption Event or a non-trading day as described herein. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Additional Terms of Your Securities—Market Disruption Events” in this pricing supplement.

Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Significant aspects of the U.S. tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Securities, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.”

If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Securities and receiving the payments that might be due under the Securities.

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Hypothetical Returns

The examples, table and graph set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date throughout the term of the Securities. All examples, the table and the graph are based on a hypothetical Initial Level of 20,000, assume the Threshold Level is equal to 70% of the Initial Level, a Leverage Factor of 125% (the midpoint of the Leverage Factor range of 120% to 130%), that a holder purchased each Security at the public offering price of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive (the Final Level is greater than the Initial Level).

Percentage Change:	10%
Payment at Maturity:	$1,000 + ($1,000 x 10% x 125%) = $1,000 + $125 = $1,125.00
On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,125.00, a 12.50% return on the Securities.

Example 2—

Calculation of the Payment at Maturity where the Percentage Change is zero or negative, but not below

-30% (the Final Level is less than or equal to the Initial Level, but greater than or equal to the Threshold Level).

	Percentage Change:	-20%
	Payment at Maturity:	$1,000
	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Securities.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative and below -30% (the Final Level is less than the Threshold Level).

Percentage Change:	-35%
Payment at Maturity:	$1,000 + $1,000 x -35% = $1,000 - $350 = $650.00
On a $1,000 investment, a -35% Percentage Change results in a Payment at Maturity of $650.00, a -35.00% return on the Securities.

If the Final Level is less than the Threshold Level (the Percentage Change is negative and below -30%), investors will have full exposure to the decrease in the level of the Reference Asset and will lose more than 30%, and possibly all, of the Principal Amount.

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The following table and graph show the return profile for the Securities at the Maturity Date, assuming that the investor purchased the Securities on the Pricing Date and held the Securities until the Maturity Date. The returns illustrated in the following table are not estimates or forecasts of the Percentage Change or the return on the Securities. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Securities.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[2] (%)
28,000	40.00%	$1,500.00	50.000%
26,000	30.00%	$1,375.00	37.500%
24,000	20.00%	$1,250.00	25.000%
22,000	10.00%	$1,125.00	12.500%
21,000	5.00%	$1,062.50	6.250%
20,500	2.50%	$1,031.25	3.125%
20,000[1]	0.00%	$1,000.00	0.000%
18,000	-10.00%	$1,000.00	0.000%
16,000	-20.00%	$1,000.00	0.000%
14,000	-30.00%	$1,000.00	0.000%
12,000	-40.00%	$600.00	-40.000%
10,000	-50.00%	$500.00	-50.000%
8,000	-60.00%	$400.00	-60.000%
6,000	-70.00%	$300.00	-70.000%
4,000	-80.00%	$200.00	-80.000%
0	-100.00%	$0.00	-100.000%

1 This is the hypothetical Initial Level; the actual Initial Level will be set on the Pricing Date.

2 The “return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per Security and the Principal Amount.

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Reference Asset as measured from the actual Pricing Date. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

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* The graph above represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical Percentage Change of the Reference Asset and the solid line represents the hypothetical return on the Securities for a given Percentage Change in the Reference Asset.

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Determining the Payment at Maturity

On the Maturity Date, you will receive a cash payment per Security, if anything, (the Payment at Maturity) calculated as follows:

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Information Regarding the Reference Asset

The Dow Jones Industrial Average® (the “DJIA Index”) is a benchmark of performance for companies in the U.S. stock market by measuring the price-weighted average of 30 “blue-chip” U.S. stocks in all industries, with the exception of those in the transportation and utilities industry. The number of stocks in the DJIA Index was 12 in 1896, rose to 20 in 1916, then to 30 in 1928, and has been at that level ever since. The DJIA Index is calculated in U.S. dollars as well as Japanese yen.

While there are no quantitative rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors. Maintaining adequate sector representation within the DJIA Index is also a consideration in the selection process. Companies should be incorporated and headquartered in the U.S., with a plurality of revenues derived from the U.S.

The DJIA Index is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices LLC and two representatives of The Wall Street Journal (“WSJ”). The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned by CME Group Inc. and by Dow Jones & Company, Inc. In July 2012, The McGraw-Hill Companies, now S&P Global Inc., and CME Group Inc. launched S&P Dow Jones Indices LLC (the “Index Sponsor”).

Changes to the DJIA Index are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time.

The DJIA Index is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA Index is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA Index, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for composition changes, stock dividends, stock splits, other corporate actions and other price adjustments. The current divisor of the DJIA Index is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA Index, no assurance can be given that the Index Sponsor will not modify or change this methodology in a manner that may affect the return on your investment.

The level of the DJIA Index is the sum of the primary exchange prices of each of the 30 component stocks included in the DJIA Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the DJIA Index. Because the DJIA Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the DJIA Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the DJIA Index. The current divisor of the DJIA Index is published daily in the WSJ and other publications. In addition, other statistics based on the DJIA Index may be found in a variety of publicly available sources. The current formula used to calculate divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (1) the divisor on the current trading session times (2) the quotient of (a) the sum of the adjusted (for stock dividends, splits, spin-offs and other applicable corporate actions) closing prices of the constituents of the DJIA Index on the current trading session and (b) the sum of the unadjusted closing prices of the constituents of the DJIA Index on the current trading session.

As of September 29, 2017, the sectors comprising the DJIA Index, by weight and based on a proprietary sector classification system used for Dow Jones indices, are: Technology (30.1%), Health Care (15.2%), Financials (11.7%), Industrials (10.4%), Consumer Services (9.6%), Oil and Gas (9.3%), Consumer Goods (7.7%), Telecommunications (3.3%) and Basic Materials (2.6%).

We have derived all information regarding the DJIA Index from publicly available information. Such information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor owns the copyright and all other rights to the DJIA Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the DJIA Index. Historical performance of the DJIA Index is not an indication of future performance. Future performance of the DJIA Index may differ significantly from historical performance, either positively or negatively.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. Dow Jones®, DJIA®, The Dow® and INDU are trademarks of Dow Jones and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by us.  The DJIA Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the DJIA Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the DJIA Index is the licensing of the DJIA Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The DJIA Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Securities.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Securities into consideration in determining, composing or calculating the DJIA Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities.  There is no assurance that investment products based on the DJIA Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security or futures contract within an

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index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the DJIA Index.  It is possible that this trading activity will affect the value of the Securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DJIA INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIA INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information

We obtained the information regarding the historical performance of the Reference Asset in the table below from Bloomberg Financial Markets and have not conducted any independent review or due diligence. The table below sets forth the quarterly high, low, and period-end Closing Levels of the Reference Asset for each quarter in the period from January 2, 2008 through October 9, 2017. On October 9, 2017, the Closing Level of the Reference asset was 22,761.07. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on any Valuation Date (including the Final Valuation Date).

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	13,056.72	11,740.15	12,262.89
June 30, 2008	13,058.20	11,346.51	11,350.01
September 30, 2008	11,782.35	10,365.45	10,850.66
December 31, 2008	10,831.07	7,552.29	8,776.39
March 31, 2009	9,034.69	6,547.05	7,608.92
June 30, 2009	8,799.26	7,761.60	8,447.00
September 30, 2009	9,829.87	8,146.52	9,712.28
December 31, 2009	10,548.51	9,487.67	10,428.05
March 31, 2010	10,907.42	9,908.39	10,856.63
June 30, 2010	11,205.03	9,774.02	9,774.02
September 30, 2010	10,860.26	9,686.48	10,788.05
December 31, 2010	11,585.38	10,751.27	11,577.51
March 31, 2011	12,391.25	11,613.30	12,319.73
June 30, 2011	12,810.54	11,897.27	12,414.34
September 30, 2011	12,724.41	10,719.94	10,913.38
December 30, 2011	12,294.00	10,655.30	12,217.56
March 30, 2012	13,252.76	12,359.92	13,212.04
June 29, 2012	13,279.32	12,101.46	12,880.09
September 28, 2012	13,596.93	12,573.27	13,437.13
December 31, 2012	13,610.15	12,542.38	13,104.14

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	14,578.54	13,328.85	14,578.54
June 28, 2013	15,409.39	14,537.14	14,909.60
September 30, 2013	15,676.94	14,776.13	15,129.67
December 31, 2013	16,576.66	14,776.53	16,576.66
March 31, 2014	16,530.94	15,372.80	16,457.66
June 30, 2014	16,947.08	16,026.75	16,826.60
September 30, 2014	17,279.74	16,368.27	17,042.90
December 31, 2014	18,053.71	16,117.24	17,823.07
March 31, 2015	18,288.63	17,164.95	17,776.12
June 30, 2015	18,312.39	17,596.35	17,619.51
September 30, 2015	18,120.25	15,666.44	16,284.70
December 31, 2015	17,918.15	16,272.01	17,425.03
March 31, 2016	17,716.66	15,660.18	17,685.09
June 30, 2016	18,096.27	17,140.24	17,929.99
September 30, 2016	18,636.05	17,840.62	18,308.15
December 30, 2017	19,974.62	17,888.28	19,762.60
March 31, 2017	21,115.55	19,732.40	20,663.22
June 30, 2017	21,528.99	20,404.49	21,349.63
September 29, 2017	22,412.59	21,320.04	22,405.09
October 9, 2017*	22,775.39	22,557.60	22,761.07

* This pricing supplement includes available information for the fourth calendar quarter of 2017 for the period from October 2, 2017 through October 9, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below sets forth the information relating to the historical performance of the Reference Asset.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

General. The following is a general description of certain U.S. federal tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.

No statutory, judicial or administrative authority directly discusses how the Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities (and of having agreed to the required tax treatment of your Securities described below) and as to the application of state, local or other tax laws to your investment in your Securities and the possible effects of changes in federal or other tax laws.

U.S. Tax Treatment. Pursuant to the terms of the Securities, the Bank and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as pre-paid derivative contracts with respect to the Reference Asset. If your Securities are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above.

Notice 2008-2. The Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2017, is $12,500). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000.  Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally

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not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a “non-U.S. holder”. For these purposes, you are a “non-U.S. holder” if you are the beneficial owner of the Securities and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Securities.

If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Sections 897 and Section 871(m) of the Code, as discussed below, gain from the sale, exchange, redemption or maturity of the Securities generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by you in the U.S. or unless you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such sale, exchange, redemption or maturity and certain other conditions are satisfied.

Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a United States real property holding corporation (a “USRPHC”), within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests,” as defined in Section 897 of the Code. If any such entity and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, redemption or maturity of the Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of a Reference Asset Constituent Issuer as a USRPHC and the Securities as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Because of the nature of the Reference Asset, our counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset or the Reference Asset Constituents or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Reference Asset, a U.S. Reference Asset Constituent or the Securities. A non-U.S. holder that enters, or has entered, into other transactions in respect of the Reference Asset, a U.S. Reference Asset Constituent or the Securities should consult its tax advisor regarding the application of Section 871(m) of the Code to its Securities in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or

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the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable withholding agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the Securities cause payments with respect to the Securities to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

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Supplemental Plan of Distribution (Conflicts of Interest) - Selling Restrictions

We have appointed TDS, an affiliate of TD, and Wells Fargo Securities, as the agents for the sale of the Securities. Pursuant to the terms of a distribution agreement, the Agents will purchase the Securities from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, including WFA, or will offer the Securities directly to investors. The Agents may resell the Securities to other registered broker-dealers at the public offering price less a concession not in excess of $25.00 (2.50%) per Security. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $1.20 (0.12%) per Security of the agent’s discount to WFA as a distribution expense fee for each Security sold by WFA. The Agents or other registered broker-dealers will offer the Securities at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $962.50 (96.25%) per Security. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities.

We expect that delivery of the Securities will be made against payment for the Securities on or about November 2, 2017, which is the third (3rd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to two business days before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade. See “Plan of Distribution” in the prospectus.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We may use this pricing supplement in the initial sale of the Securities. In addition, TDS or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. If a purchaser buys the Securities from us or TDS or another of our affiliates, this pricing supplement is being used in a market-making transaction unless we or TDS or another of our affiliates informs such purchaser otherwise in the confirmation of sale.

Selling Restrictions

Argentina. The Toronto-Dominion Bank U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil. The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile. The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

China. This document does not constitute an offer to sell or the solicitation of an offer to buy any securities in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, the “PRC”) to any person to whom it is unlawful to make the offer or solicitation in the PRC.  TD does not represent that this document may be lawfully distributed, or that any securities may be lawfully offered, in compliance with any applicable registration or other requirements in the PRC, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. Neither this document nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with any applicable laws and regulations.

Mexico. The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay. This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

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Uruguay. The sale of the securities qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The securities must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The securities are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.”

Taiwan. The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

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Additional Information Regarding Our Estimated Value of the Securities

The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in a final pricing supplement.

The economic terms of the Securities are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, estimated costs which we may incur in connection with the Securities and an estimate of the difference between the amounts we pay to an affiliate of WFS and the amounts that an affiliate of WFS pays to us in connection with hedging your Securities as described further under “Supplemental Plan of Distribution (Conflicts of Interest) - Selling Restrictions” above. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Securities.

On the cover page of this pricing supplement, we have provided the initial estimated value range for the Securities. This range of estimated values was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Securities, and our internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-7. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Securities. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.”

Our estimated value on the Pricing Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

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